EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement"), dated July 13, 2007, is made and entered into by and between Assent Consulting, a California corporation ("Employer"), and Robert Adzich ("Employee").

         WHEREAS, Assent Consulting (the "Company"), Employee, and the other Stockholders of the Company are parties to a Stock Purchase Agreement dated the date hereof (the "Purchase Agreement") pursuant to which ClinForce, LLC is acquiring all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, Employee is a Stockholder of the Company and Employer desires to have the continuing benefit of his knowledge and experience and to employ Employee; and

         WHEREAS, Employee desires to be employed by Employer in the business of staffing clinical trials and research professionals on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, IT IS AGREED by the parties hereto as follows:

         1. Employment and Duties. Employer hereby offers employment to Employee, and Employee hereby accepts employment by Employer, such employment being terminable solely in accordance with the terms and conditions of this Agreement. Employee's title will be Executive Vice President. In such employment, Employee shall perform such services, and shall have such authority, duties and responsibilities as shall be reasonably assigned to Employee from time to time by the President of ClinForce, LLC and shall be consistent with Employee's authority, duties and responsibilities with Company. Employee shall report to Tony Sims, President of ClinForce, LLC. Employee shall diligently and faithfully perform all duties assigned to the best of Employee's abilities in a professional manner. Employee shall take actions that are reasonable and consistent with his past practices as the former Stockholder of the Company and which are expected to have results that are sustainable after the term of this Agreement ends. Employee agrees to devote his full attention, time and efforts to the business and affairs of the Employer in order to fully manage, promote and further the business and interests of Employer. Employee agrees that Employee will not hold any concurrent employment or business positions without the prior express written consent of Employer; provided that the foregoing shall not be construed as preventing Employee from making investments in other businesses or enterprises so long as they do not interfere with his ability to discharge his duties and responsibilities to Employer. In no event shall Employee be required to transfer to a location without his prior written consent.

         2. Term of Employment; Compensation. Employee's employment hereunder shall commence at 12:01 a.m. on the first day following the consummation of the transactions contemplated in the Purchase Agreement, and shall end at 11:59 p.m. on December 31, 2008 (the "Term"), unless renewed or as mutually agreed upon by the parties or sooner terminated by Employer for Cause or without Cause or by Employee for Good Reason in accordance with the terms and conditions set forth in this Agreement. During the term hereof, Employer shall pay Employee an annual

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salary of $160,000.00 (prorated for the remainder of fiscal year 2007 based upon a 365-day year). Employee shall also be included or entitled to participate in such employee benefit programs as are maintained from time to time by Employer on the same terms and conditions as similarly situated employees.

As used in this Agreement, "Cause" shall mean (1) the conviction of a felony or any crime involving moral turpitude or the pleading of nolo contendere to any such act, (2) the conviction of a crime involving any act or acts of dishonesty which are intended to result or actually result, directly or indirectly, in gain or personal enrichment of Employee or any related person or affiliated person or Employer or are intended to cause harm or damage to Employer or any of its Affiliates; (3) the illegal use of controlled substances, (4) the use of alcohol so as to have a material adverse effect on the Employer, (5) the conviction of the misappropriation or embezzlement of assets of Employer or any of its Affiliates or (6) the breach of any material term or provision of this Agreement that is not cured within thirty (30) days after written notice from Employer stating the nature of the breach in reasonable detail.

Employee's employment under this Agreement may be terminated by the Employer without Cause at any time subsequent to completion of the earnout period per the Purchase Agreement. In the event of such termination, the Company shall be obligated to pay Employee severance equal to twelve (12) months of his then current base salary. If during the applicable time period Employee becomes employed elsewhere or Employee derives income as a consultant, severance pay shall be reduced by the amount of Employee's income during that period. The Company shall not be obligated to make any payments to Employee under this
Section 2 until (i) Employee shall have delivered to the Company a release of all claims (other than payments to be made under this Section 2) in form and substance reasonably satisfactory to the Company and (ii) such release shall have become effective and irrevocable under applicable law.

Employee may terminate his employment under this Agreement at any time for "Good Reason". As used in this Agreement, "Good Reason" shall mean a breach by Employer of its obligations under this Agreement or the Purchase Agreement, if such breach remains unremedied within thirty (30) days after receipt of written notice from Employee specifically describing such breach. If Employee terminates his employment for "Good Reason", Employer shall continue to pay Employee his full salary, bonus and allowances, and continue to provide all applicable benefits at Employer's expense, for the remaining portion of the term of this agreement.

         3. Expense Reimbursement. Subject to such reasonable limitations as shall be imposed by Employer from time to time including prior written approval, and upon submission of such vouchers, receipts or other evidence as may be required by Employer, Employee shall be entitled to receive reimbursement from Employer, in accordance with Employer's reimbursement practices, for expenses reasonably and necessarily incurred by Employee in the course of employment hereunder.

         4. Representations and Warranties. Employee hereby represents and warrants to Employer that (i) there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee's execution of this Agreement or Employee's employment hereunder, (ii) Employee's execution of this Agreement and Employee's employment hereunder shall not constitute a breach or violation of any law, contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound, (iii) Employee is free and able to execute this


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Agreement and to enter into employment with Employer, and (iv) this Agreement is
Employee's valid and binding obligation, enforceable in accordance with its terms. The foregoing representations and warranties shall forever survive the termination of this Agreement.

         5. Covenants.

            (a) Employee acknowledges, understands and agrees that (i) the agreements and covenants Employee is providing in this Section 5 are reasonable and necessary to Employer's protection of its legitimate interest, and any corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association or other organization company, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Employer (in each instance, an "Affiliate"), (ii) Employer and its Affiliates would not be able to protect Confidential Information (as defined below) against unauthorized use and their other legitimate business interests unless Employee agreed to the covenants contain in this Section 5, (iii) Employer and its Affiliates may be irreparably damaged if Employee was to disclose Confidential Information or use such confidential Information in an activity competing or interfering with the business of Employer or its Affiliates in violation of the terms of this Section below, (iv) the scope and length and the geographical restrictions contained in this Section 5 are fair and reasonable, (v) this Agreement is not the result of overreaching, duress or coercion of any kind, and (vi) the full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause Employee any undue hardship, financial or otherwise.

            (b) For the purposes hereof, "Confidential Information" shall mean any and all information (whether written, graphic, oral or in any other form) considered proprietary and confidential by Employer and its Affiliates that was disclosed, directly or indirectly, to or known by Employee as a consequence of or through retention by Employer, including information conceived, originated, disclosed, discovered or developed by Employee or in collaboration with others) relating to the past, present or future business of Employer or its Affiliates, developed by Employee (or in collaboration with others), analyses, compilations, studies or other documents prepared by Employee, potential transactions by Employer or its Affiliates, Employer's or its Affiliates' methods of doing business, specialized techniques developed by, for or through Employer or its Affiliates, information about costs and salaries, profits, markets, sales products, personnel information, pricing policies, operational methods, plans for future development, research, ideas, expansion plans, designs, drawings, financial affairs, marketing strategies, gross and net profits of Employer or its Affiliates, the volume of business generated by Employer or its Affiliates, technical processes, supplier/vendor, tenant or landlord information, general and discreet business plans, pricing, leads, forecasts and any and all other information not readily available to the public.

            (c) Employee agrees that Employee shall not use or disclose to anyone outside of Employer any Confidential Information, except for any Confidential Information (i) lawfully received from another source free of restriction and without breach of this Agreement, (ii) that becomes generally available to the public without breach of this Agreement, (iii) known to the receiving party at the time of disclosure, or (iv) independently developed by the receiving party without resort to the Confidential Information. In the event Employee is requested or required by law, judicial or governmental order or


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other legal process or pronouncement (including any discovery request), to disclose any Confidential Information, Employee will give Employer prompt written notice of such request or requirement so that Employer may seek an appropriate protective order or other remedy. Employee will cooperate with Employer to obtain such protective order or other remedy, which notice shall be furnished to Employer not less than seven (7) days prior to any such disclosure unless otherwise required by law, judicial or governmental order or other legal process or pronouncement. In the event such order or other remedy is not obtained, Employee will furnish only that portion of the Confidential Information that, in the opinion of Employee's counsel, is legally required to be disclosed and Employee will use Employee's best efforts (at Employer's expense) to obtain court orders or other assurances that confidential treatment will be accorded to any such Confidential Information which must, necessarily, be disclosed.

            (d) Employee covenants and agrees that he will not, and will cause his Affiliates not to, directly or indirectly, at any time from the date of this Agreement and unless employment is terminated by Employee for Good Reason continuing for a period of two (2) years after the termination of his employment hereunder for any reason, compete with Employer or any of its Affiliates, directly or indirectly, whether for her own account or otherwise. As used in this Section 5(d), to "compete" shall mean to, directly or indirectly, own, manage, operate, join, control, be employed by, or become a director, officer, employee, agent, broker, consultant, representative or shareholder of a corporation or an owner of an interest in or an employee, agent, broker, consultant, representative or partner of a partnership or in any other capacity whatsoever of any other form of business association, sole proprietorship or partnership, or otherwise be connected in any manner with the ownership, management or operation of any Person that engages in a business similar to that conducted by Employer or ClinForce, LLC.; provided, however, that nothing herein shall prevent Employee or his Affiliates from acquiring up to two percent (2%) of the securities of any company listed on a national securities exchange or quoted on NASDAQ. It is specifically agreed that the period of two (2) years following termination of this Agreement stated at the beginning of this paragraph shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph.

            (e) Employee agrees that, both during Employee's employment by Employer and unless employment is terminated by Employee for Good Reason for a period of two (2) years following the termination of his employment by Employer, Employee will not, (i) interfere with the business of Employer by soliciting, inducing, attempting to solicit or induce, by combining or conspiring with, or attempting to do so, or in any other manner, to influence in the first instance any employees, officers, directors, agents, consultants, representatives, employees, suppliers, distributors, third party payors, referral sources, tenants, landlords or business contacts (collectively, the "Business Affiliates") of Employer or any of its Affiliates to terminate any Business Affiliate's position as an employee, officer, director, agent, consultant, representative, employee, supplier, distributor, third party payor, referral source, tenant, landlord or business contact with Employer or any of its Affiliates which may exist as of the date of termination of this Agreement or
(ii) induce or attempt to induce any party to any contract with Employer or its Affiliates which may exist as of the date of termination of this Agreement to terminate or materially and adversely modify its relationship with Employer or any of its Affiliates after the date hereof. It is specifically agreed that the


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period of two (2) years following termination of this Agreement stated at the beginning of this paragraph shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph.

            (f) During the term of this Agreement and after the termination of Employee's employment hereunder for any reason, neither Employer nor Employee will make any disparaging comments or statements to any employees, agents, customers, clients, vendors, or any other persons about the other or about the other's Affiliates.

         6. Right to Equitable Relief. Because of the irreparable harm which Employer could suffer as a result of a violation of any of the provisions set forth in Section 5 above, which harm could not adequately be compensated for by monetary damages, Employee acknowledges and agrees that, in the event of such a violation or threatened violation, Employer shall be entitled to seek the issuance of an immediate restraining order, injunction or other such appropriate equitable order (without having to post a bond) by any court of competent jurisdiction, in order to prevent or halt such violation or anticipated violation. Every remedy of Employer shall be cumulative, and Employer, in its sole discretion, may exercise any and all rights and remedies stated in this Agreement, or otherwise available at law or in equity.

         7. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given when personally delivered or delivered by fax (with confirmation) or similar means or three (3) business days after having been mailed to such party, postage prepaid, by registered or certified mail, return receipt requested with adequate postage affixed. Notices mailed to Employer shall be mailed to Cross Country Healthcare, Inc., 6551 Park of Commerce Blvd., N.W., Boca Raton, Florida 33487, Attention, Susan E. Ball, General Counsel. Notices mailed to the Employee shall be mailed to the most recent address appearing on the records of Employer. Either party may from time to time designate a different address for notices to be sent to such party by giving the other party written notice hereunder of such different address.

         8. Assignment. Employee acknowledges that the services to be performed hereunder are unique and personal. Accordingly, Employee may not assign any of Employee's rights or delegate any of his duties or obligations hereunder. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

         9. Severability. In the event of the invalidity or the unenforceability of any provision of this Agreement, the remaining provisions hereof shall not be affected, and this Agreement shall be construed as if the invalid or unenforceable provision were not a part hereof.

         10. Modification. Except as otherwise provided by this Agreement, no revocation, termination, waiver, modification or change of any of the provisions of the Agreement shall be valid unless in writing and signed by both parties hereto.

         11. Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to be a waiver of any continuing or subsequent breach, nor constitute a waiver of any other term or condition of this Agreement.

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         12. Complete Understanding. This Agreement contains a complete statement of the agreement between Employee and Employer and supersedes all previous oral and written agreements between them concerning the subject matter hereof.

         13. Governing Law. The laws of the State of Delaware shall govern this Agreement without giving effect to conflicts of laws provisions.

         IN WITNESS WHEREOF, this Agreement has been duly executed effective as of the date first above written.

                                           ASSENT CONSULTING, a California
                                           corporation


                                           By: /s/ Anthony Sims
                                               ----------------
                                               Name:  Anthony Sims
                                               Title: President


                                           By: /s/ Robert Adzich
                                               -----------------
                                               Robert Adzich

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